EXHIBIT 14

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                             [MEDIX.RESOURCES LOGO]


                               September __, 2003


To All Employees of Medix Resources and its Subsidiaries:

         At Medix we are committed to operating with honesty and integrity. Our Code of Business Conduct and Ethics is a very important tool for helping us meet this commitment. It is intended to help us make good decisions by clarifying the standards we are expected to follow in the workplace.

         Our image and reputation continues to depend upon the willingness of each employee of Medix and its subsidiaries to read and abide by the principles set forth in the attached Company Code of Business Conduct and Ethics. This is a crucial part of our goal of company-wide compliance, not only with the many laws and regulations that affect our business, but also with principles of ethical business conduct.

         Please review the Code of Business Conduct and Ethics and continue to refer to it as you conduct your daily business affairs.

                                           Sincerely,


                                           Darryl R. Cohen
                                           President and Chief Executive Officer

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                              MEDIX RESOURCES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

         Medix Resources, Inc. ("Medix") has a long-standing commitment to conducting its business in accordance with applicable laws, rules and regulations and in accordance with the highest ethical standards and has adopted these standards as corporate policy for Medix and each of its subsidiaries (individually and collectively referred to herein as the "Company"). All employees of the Company are expected to conduct their activities and the operations for which they are responsible in accordance with such standards. No single policy statement can cover the many circumstances and situations that may raise ethical considerations. In addition to matters discussed in this policy statement, other matters are discussed in other Company policy statements. Each employee is expected to be aware of and sensitive to ethical considerations and the consequences of their actions on the Company, its reputation and its continuing business and public relationships. These include the consequences of their failure to meet ethical standards, in appearance as well as in fact.

         This Code of Business Conduct and Ethics (this "Code of Conduct") has been prepared to serve as a general guide on ethical business conduct and your responsibilities to the Company. It highlights several specific policies and laws of which you must be aware in conducting our business activities. We do not expect you to become a legal expert as a result of reading this policy statement; the examples included do not represent every instance where a policy or the law applies. We do expect you to read and ensure that you understand our Code of Conduct, are generally aware of the legal standards and restrictions applicable to your assigned duties and responsibilities and recognize sensitive issues. Most importantly, we expect you to seek advice when necessary. Failure to comply with the policy will be cause for disciplinary action or termination of employment.

         Please review this Code of Conduct and continue to refer to it as you conduct your daily business affairs.

         If you have questions about the laws governing your activities on behalf of the Company, talk to your supervisor or the Company's Compliance Officer. It is your responsibility to be informed about and to comply with the Code of Conduct. If you suspect any activity or conduct to be in violation of the law, this Code of Conduct or Company policy, you should report the circumstances to one of the people named above or to Company's reporting hotline: (212) 697-2509, ext. 303.

CONFLICT OF INTEREST

         It is very important for all of us to avoid any actual or apparent conflict of interest. Anytime such conflict appears or an employee is afraid that such conflict might develop, the employee is required to discuss the matter with his/her immediate supervisor or with the Company's Compliance Officer. Certain employees will be asked to complete a Conflicts of Interest Questionnaire annually and whenever a change in circumstances occurs that may create a potential conflict or the appearance of a conflict. All potential conflicts of interest identified to immediate supervisors shall be promptly brought to the attention of the Company's Compliance Officer who shall, in turn, bring all potential conflicts of interest brought to his or her attention to the Audit Committee of the Board of Directors of Medix for review and disposition by such Audit Committee.

         It is the policy of the Company that none of its officers, employees or their family members have any interest in any business enterprise with which the Company has any business dealings that might be detrimental to the Company's

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best interests.  To this end, it is required that each officer and employee make full disclosure of any potential conflict of interest.

         The conflicting interest might be held directly by the officer or employee, or indirectly by a family member or a close relative, or by a business enterprise in which there is a direct or indirect interest, financial, or otherwise. A conflicting interest, however, is not limited to an ownership or management relationship with such an enterprise and may arise from any arrangement from which the officer, employee or family member receives a direct or indirect benefit. Ownership of less than 1% of a stock of a publicly traded company will not alone be considered a conflicting interest. The facts in each situation will determine whether the interest in question is such as to bring it within the area of potential conflict.

         Another potential conflict would be presented if an officer or employee acted as a director, officer, employee, consultant, agent or representative for any business enterprise doing business with the Company.

         If a potential conflict of interest in the affairs of any employee either exists currently or arises in the future, it is the individual's responsibility to report details of the situation at once in order that the facts may be properly evaluated and a decision made as to what, if any, action should be taken to resolve the matter. Should there be a question as to whether a conflict in fact exists, any doubt should be resolved in favor of assuming that there is a potential conflict and the circumstances must then be reported in writing.

         Although not exhaustive, conflicts of interest commonly arise in the following situations:

         1. When an employee or a relative has a significant direct or indirect financial interest in, or obligation to, an actual or potential competitor, supplier or customer of the Company;

         2. When an employee has a significant personal relationship (such as a family or a romantic relationship) with another employee, competitor, supplier or customer of the Company;

         3. When an employee conducts business on behalf of the Company with a supplier or customer when a relative is an employee, principal, officer or representative of such supplier or customer;

         4. When an employee, relative, or agent of an employee accepts gifts of more than nominal value or excessive entertainment from a current or potential competitor, supplier or customer, and

         5. When an employee misuses information obtained in the course of his or her employment.

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         A further  potential  area of conflict is presented in connection  with gifts made or entertainment extended to officers or employees by persons dealing with the Company. Acceptance of a gift or entertainment would clearly be improper if there is the likelihood that it is intended to influence the recipient's judgment in acting for the Company. (Please refer to the Gifts and Gratuities Section below).

         It is the responsibility of all employees to be familiar and comply with the Company's Conflict of Interest Policy, which is considered a part of this Code of Conduct.

         The Company's business must be kept separate and apart from the personal activities of its employees. Employee participation in outside activities must not be presented in a manner as to appear that the Company is endorsing the activity. Company personnel and assets are to be used solely for the business purposes of the Company. An employee must not use the Company's corporate name, any trademark owned or associated with the Company, any Company letterhead, or any Company property, resources, supplies or assets for personal purposes.

GIFTS AND GRATUITIES

         Relations with entities with which the Company does business or considers doing business are to be maintained on an objective basis, free from the influence of gifts, gratuities, hospitality and favors. Purchasing decisions must be made on the basis of factors such as quality, service, price, delivery and best value. It is contrary to Company policy for employees or members of their immediate families to accept gifts, services, discounts, hospitality or favors except as follows:

         Employees may accept gifts of nominal value ordinarily used for sales promotion (for example: calendars, appointment books, pens, etc.).

         Ordinary "business lunches" or reasonable entertainment consistent with local social and business custom may also be permissible if these actions can be reciprocated by the employee and are reasonable in cost and frequency.

         If an employee receives a gift that does not fall in the nominal category, ordinary "business lunch" category or reasonable entertainment category described above, it must be reported to the employee's supervisor and returned.

USE OF COMPANY RESOURCES/COMPUTER E-MAIL

         Company resources, including time, materials, equipment and information are provided for Company business use. Employees are trusted to use good judgment to conserve Company resources. Personal use of Company resources is inappropriate.

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         The Company's  computer  resources,  which include the electronic  mail system, are not intended to be used for amusement, solicitation or other nonbusiness purposes. E-mail messages should be treated as any other written business communication.

PROPRIETARY INFORMATION

         Employees may from time to time have access to confidential or proprietary information (which includes any non-public information whether of a business, financial, personnel, technological or commercial nature) of the Company or third parties such as customers and suppliers of the Company, that an employee has learned, generated or acquired. Each employee has a fiduciary and a legal obligation to the Company and such third parties to treat such information in confidence and not to disclose it to any other party or use it, directly or indirectly, for one's own purpose whether during or after employment with the Company.

SECURITIES-INSIDER TRADING

         The Company's employees are prohibited from engaging in "insider trading." Prohibitions are based on federal securities laws and deal with the possession and use of "material" information, defined as information that an investor would consider important in deciding to purchase or sell a security and that could affect the price of the security.

         Employees who have "material nonpublic" information about the Company or other companies as a result of their Company connections are prohibited from trading in those securities as well as from communicating such information to family or friends. "Material" information is information that a reasonable investor would very likely consider important in deciding to purchase or sell a security and that could affect the price of the security. "Nonpublic" information is information that is not available to the general public.

         All Company employees are subject to the Medix Insider Trading Policy and the Company's policy statement concerning securities trades by Company personnel included in the Company's Employee Handbook.

ANTITRUST

         Federal and state antitrust laws prohibit monopolies and agreements that unreasonably restrain trade. These laws generally are based on the premise that open competition in a free marketplace will lead to appropriate prices and promote an efficient, productive economy. Antitrust laws apply to domestic commerce and some foreign commerce. Employees are expected to conduct themselves and their Company business in such a manner as to be in compliance with these laws. Generally, the antitrust laws prohibit the following conduct:

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         Price  fixing  agreements,   arrangements  or  understandings   between
competitors to raise, lower, maintain, stabilize, or otherwise fix prices.

         Agreements, arrangements or understandings between competitors to divide markets geographically or otherwise in restraint of trade.

         In  addition,  mergers and  acquisitions  and joint  ventures  have the
potential  for  violating  the  antitrust  laws.  Such   arrangements   must  be
negotiated, structured, and implemented properly to avoid antitrust problems.

         Possible antitrust violations may even arise through joint activity in connection with a trade association activities. Employees should not join trade associations or attend trade association meetings unless there are clear business benefits and such trade association has and consults competent antitrust counsel.

         Antitrust laws impose severe penalties including fines and penalties, which may be tripled in certain cases. Violations of antitrust laws may also result in criminal penalties for individuals.

         Most foreign jurisdictions where the Company may conduct business have similar antitrust laws.

GOVERNMENT INVESTIGATIONS/DOCUMENT RETENTION

         It is the Company's policy to give government investigators the full measure of assistance to which they are entitled, consistent with the safeguards that the law has established for the benefit of persons under investigation. If any government investigator or agency seeks information from an employee or access to the Company's records or facilities, clearance from the Company's outside general counsel must be obtained before furnishing information or access.

         All employees must follow Company policy regarding the retention, disposal, or destruction of any Company records or files. This requirement is necessary because of laws and regulations that require retention of certain records for various periods of time, particularly in the tax, personnel, health and safety, environment, contract, and corporate structure areas.

         Furthermore, when litigation or an investigation is pending, relevant records must not be destroyed. Destruction or falsification of any potentially relevant document may lead to prosecution for obstruction of justice or making false statements. Therefore, if you have any doubt about the legality of destroying any document, consult with your supervisor or the Company's outside general counsel before doing so.

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IMPLEMENTATION

         To assist and support the efforts of the Company's employees to reach the goals and follow the Company's Code of Conduct, the responsibility for overall oversight and implementation has been given to the Company's Compliance Officer. However, each division/department manager has the responsibility for administering this Policy within their division/department, ensuring that questions or concerns raised by any employee are appropriately addressed, assessing the extent to which the goals and principles underlying the Policy are followed, investigating reports of violations of this Policy and reporting to the Compliance Officer to ensure appropriate action is taken in each case. Managers are expected to periodically discuss ethics and business conduct issues and review standards of conduct with employees and ensure that employees are aware of the standards and legal requirements applicable to their work.



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                             [MEDIX.RESOURCES LOGO]


To:      Arthur L. Goldberg

                   CODE OF CONDUCT POLICY COMPLIANCE AGREEMENT

This letter affirms my knowledge and understanding of Medix's Policies on Code of Conduct Policy Compliance. I and, to the best of my knowledge, the operations under my supervision are and have been in compliance with the policies and agree to abide by them in the future.

                                                     ---------------------------
                                                     Signature

                                                     ---------------------------
                                                     Date

Name:
Title:
Location:

Note: If there are any known violations or situations that raise concerns relating to the Code of Conduct Policy Compliance, by the signer or by others known to the signer, the signer shall sign above and describe in detail the nature of the violation or concern on the attached disclosure form. Should you desire additional information or assistance in determining what would constitute a violation or conflict, please contact: Arthur L. Goldberg, 420 Lexington Avenue, Suite 1830, New York, NY 10170.


                             Corporate Headquarters
                        420 Lexington Avenue, Suite 1830
                               New York, NY 10170
                       (212) 697-2509 - FAX (212) 681-9817
                            http://www/healthramp.com

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                             [MEDIX.RESOURCES LOGO]


            NATURE OF VIOLATION OF CODE OF CONDUCT COMPLIANCE POLICY


Describe in detail, the nature of any violation or concerns relating to this Policy.

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                                          Signed by:
                                                      --------------------------

                                          Title:
                                                      --------------------------

                                          Date:
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                             Corporate Headquarters
                        420 Lexington Avenue, Suite 1830
                               New York, NY 10170
                       (212) 697-2509 - FAX (212) 681-9817
                            http://www/healthramp.com